EXHIBIT 99.1

Republic Services, Inc. Increases Quarterly
Dividend to $0.495 Per Share

PHOENIX (July 28, 2022) – Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has approved a 3.5-cent increase in the Company’s regular quarterly dividend. The quarterly dividend of $0.495 per share will be paid on October 14, 2022, to shareholders of record on October 3, 2022.

"We are raising our quarterly dividend by approximately 8 percent," said Jon Vander Ark, president and chief executive officer. "This is the nineteenth consecutive year we've increased our annual dividend, which demonstrates our commitment to efficiently return cash to shareholders."

About Republic Services

Republic Services, Inc. is a leader in the U.S. environmental services industry. Through its subsidiaries, the Company provides superior service offerings while partnering with customers to create a more sustainable world. For more information, visit RepublicServices.com, or follow us at Facebook.com/RepublicServices, @RepublicService on Twitter or Republic Services on LinkedIn.

For more information, contact:
Media Inquiries	Investor Inquiries
Donna Egan (480) 757-9770	Aaron Evans (480) 718-0309
media@RepublicServices.com	investor@RepublicServices.com

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